CONSENT TO ACT AS DIRECTOR

TO:

Caddo Enterprises, Inc. (the “Company”)

I hereby consent to act as a director of the Company, such consent to continue in effect until revoked by notice in writing to the Company at its registered office.

I certify that:

(a)

I am not under the age of eighteen years;

(b)

I am not incapable of managing my own affairs by reason of mental infirmity;

(c)

I am not a corporation;

(d)

I am not an undischarged bankrupt;

(e)

I have not been convicted of an offence:

(i)

in connection with the promotion, formation or management of a corporation;  or

(ii)

involving fraud.

DATED as of the 15th day of February, 2002.

/s/ "Qin Chuan Yang"

Qin Chuan Yang

Resident Address:

Apt. 101,

7995 Westminster Highway,

Richmond, BC

V6X 3Y5